Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated January 29, 2026 in the Registration Statement on Form 20-F, under the Securities Act of 1933, with respect to the consolidated balance sheets of Nam Tai Property Inc. and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2024, 2023, 2022 and 2021, the related consolidated statements of comprehensive income/(loss), shareholders’ equity, and cash flows for each of the four years in the period ended December 31, 2024 and the related notes (collectively referred to as the consolidated financial statements). We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/S/ MRI MOORES ROWLAND LLP

MRI MOORES ROWLAND LLP

Public Accountants and Chartered Accountants

Singapore, January 29, 2026

PCAOB ID : 06955